Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement File No. 333-191685 on Form S-4/A of SGH Holdco, Inc. of our report dated April 1, 2013 relating to the consolidated balance sheets of Signature Group Holdings, Inc. as of December 31, 2012 and 2011 and the related consolidated statements of operations, comprehensive loss, changes in shareholders’ equity, and cash flows for the years then ended appearing in the Annual Report on Form 10-K of Signature Group Holdings, Inc. as of December 31, 2012 filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the heading “Experts” in the prospectus included in such Registration Statement.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

Encino, California

November 25, 2013